Otter Tail Corporation Announces President and CFO Transitions
Date: April 14, 2026
FERGUS FALLS, Minn. -- (BUSINESS WIRE) -- Otter Tail Corporation (Nasdaq: OTTR) today today announced executive leadership transitions in conjunction with the long-term succession plan approved by its Board of Directors.
Effective April 13, 2026, Tim Rogelstad has been elected President of Otter Tail Corporation. In his new role, Mr. Rogelstad will oversee the electric and manufacturing platforms and report to Chuck MacFarlane, Otter Tail Corporation Chief Executive Officer.
Mr. Rogelstad previously served as President of Otter Tail Power Company, the Corporation’s electric utility, and as Senior Vice President, Electric Platform of the Corporation.
Mr. Rogelstad has been with Otter Tail Power Company since 1989 and has held roles of increasing responsibility across the electric utility and the Corporation during his 37‑year career. He has served as the President of Otter Tail Power Company since 2014 and has been instrumental in advancing the Corporation’s electric platform strategy and operational performance.
Concurrent with this move, Todd Wahlund was elected Senior Vice President of Otter Tail Corporation and President of Otter Tail Power Company and will report to Mr. Rogelstad. Mr. Wahlund previously served as Vice President and Chief Financial Officer of Otter Tail Corporation and brings extensive financial and utility expertise from his 34 years at Otter Tail across finance, operations, and his 20 years at the electric utility platform.
Also effective April 13, 2026, Tyler Nelson has been elected Vice President and Chief Financial Officer of Otter Tail Corporation. In this role, he will report to Mr. MacFarlane. Mr. Nelson most recently served as Vice President of Finance and Treasurer and previously held the role of Vice President of Accounting. He joined the Corporation in 2020, following his role as Corporate Controller for Titan Machinery. Earlier in his career, Mr. Nelson worked in public accounting with Grant Thornton.
Otter Tail CEO Chuck MacFarlane said, “These leadership transitions are the result of long‑standing and thoughtful succession planning by the Board and management team. Tim has spent nearly four decades with Otter Tail Power Company and the Corporation and has consistently demonstrated strong leadership, sound judgment, and a deep understanding of our businesses. His election as President reflects the confidence the Board has in his ability to help lead the Corporation’s operating platforms forward. Todd’s transition to President of Otter Tail Power Company leverages his extensive expertise at the electric utility and ensures seasoned leadership as it continues to execute its long‑term strategy. Tyler has played a key role in Otter Tail’s financial leadership and brings continuity, discipline, and a strong understanding of our financial operations to the CFO role. Collectively, these appointments position Otter Tail well for continued execution and long‑term success.”

Mr. Tim Rogelstad	Mr. Todd Wahlund	Mr. Tyler Nelson
About Otter Tail Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota and Fargo, North Dakota. has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contact: Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535